Exhibit 99.1


     Iron Mountain Incorporated Reports First Quarter 2004 Financial Results

     -- Total Revenues are $434 Million, Up 23%
     -- Operating Income is $86 Million, Up 19%
     -- Net Income is $0.26 per Diluted Share
     -- Company Wins 2004 IR Magazine Award for Best Disclosure Policy

    BOSTON, April 29 /PRNewswire-FirstCall/ --Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, today announced its financial results for the quarter ended March 31, 2004. Total revenues were $434 million, operating income was $86 million and net income was $23 million, or $0.26 per diluted share for the quarter ended March 31, 2004. The Company also reported operating income before depreciation and amortization ("OIBDA") of $123 million for the first quarter of 2004.
    Richard Reese, the Company's Chairman and CEO, stated, "The business performed well in the first quarter. Revenue grew 23%, primarily driven by improved internal growth and acquisitions. We continue to gain traction in our digital business as market acceptance begins to translate into revenue.
In Europe, we established ourselves as the leader in the important German market with our acquisition of DISOS in March. 2004 is off to a solid start and we are optimistic about achieving our financial objectives for the full year."
    Iron Mountain's total consolidated revenues for the quarter ended March 31, 2004 grew to $434 million, an increase of 23% compared with the quarter ended March 31, 2003. For the quarter, storage revenues grew 23% and service revenues grew 24% compared to the prior year. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years. This marks the 61st consecutive quarter for which the Company has reported increased quarterly storage revenues.
    For the first quarter of 2004, the storage and service revenue internal growth rates were 8% and 6%, respectively, yielding a total internal revenue growth rate of 8%. The storage internal growth rate of 8% is in line with the quarterly storage growth rates of 2002 and 2003. Core service revenues continued to improve due primarily to increases in the Off-Site Data Protection division and the Secure Shredding product line. Total core revenue growth for the quarter was 9%. Complementary service revenues improved in the first quarter of 2004, due primarily to increased carton sales in the US and a solid quarter in the Company's fulfillment business and were flat compared to the first quarter of 2003 on a same store basis.
    Operating income for the first quarter of 2004 was $86 million, or 20% of revenues, compared to $72 million, or 21% of revenues, for the same period in 2003. Operating income before depreciation and amortization increased 20% to $123 million, or 28.4% of revenues, for the quarter ended March 31, 2004 from $102 million, or 29.0% of revenues, for the quarter ended March 31, 2003. Included in both operating income and OIBDA is a $2 million net gain on the disposal of fixed assets recorded in the first quarter of 2003 that was not repeated in 2004.
    The Company uses OIBDA, an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP). In accordance with Securities and Exchange Commission Regulation G, a reconciliation of OIBDA to Operating Income to Net Income appears later in this press release.
    Net income for the quarter was $23 million, or $0.26 per diluted share, compared to $21 million, or $0.25 per diluted share, for 2003. Included in net income for the first quarter of 2004 is $2 million, or $0.02 per diluted share, of other expense, net comprised almost entirely of charges for the early extinguishment of debt related to the Company's 2004 refinancing activities. Included in net income for the first quarter of 2003 is $3 million, or $0.02 per diluted share, of other income, net comprised primarily of a $5 million foreign currency gain, which was offset by $2 million of charges for the early extinguishment of debt related to the Company's 2003 first quarter refinancing activities. The Company expects to record a modest charge of less than $1 million related to the refinancing of its senior credit facility in the second quarter of 2004.
    Following is a reconciliation of OIBDA to operating income to net income (in millions):


                                                           Quarter ended
                                                              March 31,
                                                        2003          2004

    OIBDA (Operating Income Before
     Depreciation and Amortization) (1)                 $102           $123
    Less: Depreciation and Amortization                   30             37

    Operating Income (1)                                 $72            $86

    Less: Interest Expense, net                           36             43
       Other (Income) Expense, net                        (3)             2
       Provision for Income Taxes                         17             17
       Minority Interest                                   1              1

    Net Income (1)                                       $21            $23

    Major Components of Other (Income) Expense, net:
       Foreign Exchange Effects                          $(5)           $--
       Debt Extinguishment Charges                        $2             $2

    (1) Includes a $2 million Gain on Disposal/Write-down of Property, Plant and Equipment, net for the first quarter of 2003.

    As previously reported, Iron Mountain acquired the remaining 49.9% equity interest in Iron Mountain Europe Limited ("IME") from Mentmore plc, for total consideration of approximately $154 million in cash, including the repayment of all trade and working capital funding owed to Mentmore by IME. This transaction gives Iron Mountain 100% ownership of IME, affording it full access to all future cash flows and greater strategic and financial flexibility. Other acquisitions completed in 2004, include 3 records management businesses in Europe, 1 in Chile, 2 secure shredding businesses, a film and sound business and an intellectual property protection business specializing in domain name management.
   The Company was active in both the high-yield debt market and the senior credit market here in the US as well as in Europe during the first quarter of 2004. The Company successfully completed its first sterling denominated high-yield offering raising GBP 150 million ($274 million) at an interest rate of 7.25%. Proceeds from this transaction were used primarily to fund the acquisition of Mentmore's 49.9% equity interest in IME. In addition, the Company called the remaining $20 million of Iron Mountain Canada Corporation's 8.125% Senior Notes due 2008.
    In March 2004, IME and certain of its subsidiaries closed a GBP 200 million senior credit facility comprised of a GBP 100 million revolving credit facility and a GBP 100 million term loan. The initial draw under this facility was used primarily to repay GBP 135 million of the bridge financing provided by Iron Mountain Incorporated to IME in connection with the Hays acquisition in July 2003. The Company used these funds primarily to repay certain real estate term loans, cross currency swaps and outstanding borrowings under its revolving credit facility. In April 2004, the Company refinanced its own senior credit facility, which was scheduled to mature in January 2005, with a $550 million senior credit facility comprised of a $350 million revolving credit facility and a $200 million term loan. As of March 31, the Company's weighted average interest rate was 7.8% with a weighted average maturity of approximately 9 years. The Company remains more than 85% fixed with respect to interest rates.

Iron Mountain Wins Best Disclosure Policy at IR Magazine Award Ceremony in NYC
    In March 2004, the Company was presented with the award for the Best Disclosure Policy for a small to mid-cap company at the IR Magazine US Awards 2004 held in New York City. This prestigious honor is determined by in-depth independent research conducted amongst 2,000 portfolio managers and analysts covering the US market. "This award is a recognition of our corporate philosophy to conduct candid and compliant discussions with our investors and the financial community at large regarding our business," stated John Kenny, the Company's CFO. "We would like to take this opportunity to thank everyone who participated in the research leading to this award and for the vote of confidence this represents."

                        Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):


                             Full Year Ending          Three Months Ending
                             December 31, 2004          June 30, 2004

                              Low         High          Low         High

    Revenues                $1,750       $1,785         $435         $448
    Operating Income           333          352           82           87
    Depreciation &
     Amortization              162          158                 ~40

    Capital Expenditures       210          240


    Iron Mountain's conference call to discuss the first quarter 2004 financial results will be held today at 11:00 a.m. eastern time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at www.ironmountain.com. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 200,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

                          Certain Important Factors

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by such Act. Forward-looking statements include our second quarter and full year 2004 financial performance outlook and statements regarding our goals, beliefs, strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) the cost and availability of financing for contemplated growth; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (vi) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (vii) the possibility that business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; and
(viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Contact:
     Stephen P. Golden
     Director of Investor Relations
     (617) 535-4799

     NOTE: Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow.


                          Iron Mountain Incorporated
               Condensed Consolidated Statements of Operations
                 (Amounts in Thousands except Per Share Data)
                                 (Unaudited)


                                                       Three Months Ended
                                                             March 31,
                                                        2003           2004
    Revenues:
      Storage                                       $202,831       $248,595
      Service and Storage Material Sales             148,980        185,327

       Total Revenues                                351,811        433,922

    Operating Expenses:
      Cost of Sales (Excluding Depreciation)         160,151        198,310
      Selling, General and Administrative             91,156        112,460
      Depreciation and Amortization                   29,949         37,280
      (Gain) Loss on Disposal / Writedown of
        Property, Plant and Equipment, Net            (1,672)           120

       Total Operating Expenses                      279,584        348,170

    Operating Income                                  72,227         85,752

    Interest Expense, Net                             35,565         43,459
    Other (income) Expense, Net                       (3,260)         2,270

       Income Before Provision for Income
        Taxes and Minority Interest                   39,922         40,023

    Provision for Income Taxes                        17,338         16,550
    Minority Interest in Earnings of
     Subsidiaries, Net                                 1,300            476

       Net Income                                    $21,284        $22,997

    Net Income Per Share - Basic                       $0.25          $0.27
    Net Income Per Share - Diluted                     $0.25          $0.26

    Weighted Average Common Shares Outstanding
     - Basic                                          85,097         85,705
    Weighted Average Common Shares Outstanding
     - Diluted                                        86,551         87,178

    Operating Income before Depreciation
     and Amortization                               $102,176       $123,032


                          Iron Mountain Incorporated
                    Condensed Consolidated Balance Sheets
                            (Amounts in Thousands)
                                 (Unaudited)

                                                 December 31,      March 31,
                                                        2003           2004
    ASSETS

    Current Assets:
      Cash and Cash Equivalents                      $74,683        $30,978
      Accounts Receivable (less allowances
       of $20,922 and $17,810, respectively)         279,800        305,001
      Other Current Assets                           117,100         93,733
        Total Current Assets                         471,583        429,712

    Property, Plant and Equipment:
      Property, Plant and Equipment at Cost        1,950,893      2,019,642
      Less: Accumulated Depreciation               (458,626)      (494,812)
        Property, Plant and Equipment, net         1,492,267      1,524,830

    Other Assets:
      Goodwill, net                                1,776,279      1,830,367
      Other Non-current Assets, net                  151,970        223,980
        Total Other Assets                         1,928,249      2,054,347

       Total Assets                               $3,892,099     $4,008,889

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current Liabilities:
      Current Portion of Long-term Debt             $115,781        $34,351
      Other Current Liabilities                      468,964        401,197
        Total Current Liabilities                    584,745        435,548

    Long-term Debt, Net of Current Portion         1,974,147      2,262,768
    Other Long-term Liabilities                      191,308        198,537

    Minority Interests                                75,785         11,493

    Shareholders' Equity                           1,066,114      1,100,543

        Total Liabilities and Shareholders'
         Equity                                   $3,892,099     $4,008,889

SOURCE  Iron Mountain Incorporated
    -0-                             04/29/2004
    /CONTACT: Stephen P. Golden, Director of Investor Relations of Iron Mountain Incorporated, +1-617-535-4799/
    /Photo: http://www.newscom.com/cgi-bin/prnh/20030505/IRMLOGO
                  AP Archive:  http://photoarchive.ap.org
                  PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.ironmountain.com/
    (IRM)

CO:  Iron Mountain Incorporated
ST:  Massachusetts
IN:  CPR
SU:  ERN CCA MAV